INSIDER TRADING POLICY

PURPOSE

Velo3D, Inc. (the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with laws, rules, and regulations. Because stock is an important part of the Company’s compensation program, our Board of Directors (“Board”) has adopted this Insider Trading Policy (“Policy”) to promote compliance with insider trading laws.

Insider trading happens when someone who is in possession of material nonpublic information (“MNPI”) trades securities based on that information or discloses MNPI to someone else who trades on based on that information.

If you are considering trading our stock or other securities, please keep these three key points in mind:

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Never buy or sell our securities based on MNPI;
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Keep all MNPI confidential, including from your family and friends; and
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When in doubt about whether you have MNPI, ask before trading.

You are responsible for understanding and following this Policy, and for the consequences of any actions you may take. Our Legal department will assist with implementing, interpreting, and enforcing this Policy, pre-clearing trading activities of certain people, and pre-approving any Rule 10b5-1 Plans (plans that permit insiders to sell Company securities on a pre-determined schedule that the insider does not control, discussed more fully later in this Policy).

PERSONS COVERED BY THIS POLICY

This Policy applies to our employees, contractors, consultants, and Board members, as well as to their immediate family members, people sharing their households, and anyone subject to their influence or control. It applies as well to entities such as venture capital funds, partnerships, trusts, and corporations which are associated or affiliated with our employees, contractors, consultants, and Board members. An “immediate family member” under this Policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person security holder, and includes any person (other than a tenant or employee) sharing the household of that person. We will refer to all of these individuals and entities to whom this Policy applies collectively as “Insiders.”

Additional trading restrictions in this Policy apply to our executive officers and directors (“Section 16 Officers”) and to the

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individuals listed on Exhibit A (“Designated Insiders”) who are not Section 16 Officers but who have regular access to MNPI in the ordinary course of their job. The list of Designated Insiders may be modified by our Legal department.

Suppose you are aware of MNPI when your employment or service relationship with the Company ends. In that case, you still may not trade our securities until that MNPI has become public or is no longer material.

WHAT THIS POLICY COVERS

The primary purpose of this Policy is to prevent people who are in possession of MNPI from trading in our stock or other securities based on that MNPI or disclosing MNPI to someone else who trades based on that information.

“Material information” is information about our Company, positive or negative, that a reasonable stockholder would consider important in deciding to purchase or sell the Company’s securities. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business.

Examples of material information may include:

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historical or forecasted revenues, earnings, or other financial results;
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significant new products, or services, or other product developments;
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significant new contracts or partners or the loss of a significant contract or partner;
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significant developments regarding the Company’s technology or business operations;
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possible mergers or acquisitions or dispositions of significant subsidiaries or assets;
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major new litigation or regulatory inquiries or developments in existing litigation or inquiries;
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significant cybersecurity incidents or data breaches;
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significant developments in borrowings, or financings or capital investments;
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significant changes in the financial condition or asset value or liquidity issues;
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changes in our Board or senior management;
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significant changes in corporate strategy;
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changes in accounting methods and write-offs; and
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stock offerings, stock splits, or changes in dividend policy.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could result in material information. Determination of what may constitute material information will depend upon the facts and circumstances in each situation.

“Nonpublic” means that the confidential information has not yet been shared broadly outside the company. Please remember as well that we may possess confidential information relating to or belonging to our customers, partners, or other third parties and that it is equally important that we treat this information with the same care with

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which we treat our information. If you are not sure whether the information is considered public, you should either consult with our Legal department or assume that the information is nonpublic and treat it as confidential.

This Policy applies to all transactions involving our securities, including common stock, restricted stock units (“RSUs”), options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock, convertible notes, as well as to derivative securities relating to the Company’s securities, whether issued by the Company or not, such as exchange-traded options.

PROHIBITED ACTIVITIES AND OTHER RESTRICTIONS

Insider Restrictions

The following is a list of prohibited activities for all Insiders:

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Trade our securities while in possession of any MNPI (other than pursuant to a 10b5-1 Plan entered in accordance with this Policy).
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Trade our securities outside of a Trading Window or during a Blackout Period designated by our Legal department (other than pursuant to a 10b5-1 Plan entered in accordance with this Policy). See the definition of “Trading Window” and “Blackout Period” below.
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Unless approved in advance by our Legal department, make a gift, charitable contribution, or other transfer without consideration of our securities during a period when the Insider cannot trade.
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Share MNPI with any outside person, unless required by your job and such person is under NDA, or as authorized by our Legal department.
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Give trading advice about the Company, unless the advice is to tell someone not to trade our securities because the trade would violate this Policy or the law.
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Other than the exercise of equity awards issued by us, engage in transactions involving options or other derivative securities on our stock, such as puts and calls, whether on an exchange or in any other market.
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Engage in hedging or monetization transactions involving our securities, such as zero cost collars and forward sale contracts, or contribute our securities to exchange funds in a manner that could be interpreted as hedging in our stock.
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Engage in short sales of our securities, meaning a sale of securities that you do not own, including short sales “against the box.”
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Use or pledge our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our Legal department and in accordance with any applicable policy or guidelines of the Company regarding pledging.

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Distribute our securities to limited partners, general partners, or stockholders of any entity outside of a Trading Window or during a Blackout Period, unless those limited partners, general partners, or stockholders have agreed in writing to hold the securities until the next open Trading Window.
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Engage in any of the above activities for securities you own in any other company if you have MNPI about that company obtained in the course of your service to the Company.

Additional Restrictions Applicable to Section 16 Officers and Designated Insiders

All of the restrictions noted above for Insiders also apply to our Section 16 Officers and Designated Insiders.

Prior to trading our securities, Section 16 Officers and Designated Insiders must obtain pre-approval from our Legal department (or in the case of the Legal department, the Chief Financial Officer) by (a) providing written notification of the amount and nature of the proposed trade, (b) certifying no earlier than two business days prior to the proposed trade that you have no MNPI and (c) receiving an email confirmation from our Legal department approving the trade, which approval can be granted or denied at his or her discretion. You may satisfy (a) and (b) by emailing the required information and certification to our Legal department.

Exceptions to Prohibited Activities

The trading restrictions of this Policy do not apply to the following:

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401(k) Plan. Investing 401(k) plan contributions in a company stock fund in accordance with the terms of our 401(k) plan. However, any changes in your investment election regarding the Company’s securities are subject to trading restrictions under this Policy.
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ESPP. Purchasing our stock through periodic, automatic payroll contributions under our Employee Stock Purchase Plan. Employees, other than Section 16 Officers or Designated Insiders, may make changes in elections under the ESPP outside of a Trading Window or during a Blackout Period. Section 16 Officers or Designated Insiders may not make any decrease in their elections under, or withdraw from, the ESPP outside a Trading Window or during a Blackout Period. Moreover, any sales of stock acquired under the ESPP are subject to trading restrictions under this Policy.
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Options. Exercising stock options granted under our equity incentive plans for cash or by delivering to the Company previously owned Company stock or through a net exercise of a stock option permitted by the Company’s equity incentive plan and that does not involve a sales-of-shares in the open market. Payment of taxes in connection with exercising stock options granted under our equity incentive plans pursuant to net settlement arrangements approved by the Company for the payment of taxes

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upon the exercise of stock options and that does not involve a sale of shares in the open market. However, the sale of any shares issued on the exercise of Company-granted stock options, as well as any cashless exercise of Company-granted stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same-day sales”) are subject to trading restrictions under this Policy.
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RSUs. The settlement of RSUs pursuant to a net settlement or a “sale to cover” for non-discretionary, automatic tax withholdings initiated and approved by the Company for the payment of taxes upon the vesting of RSUs.

Other Legal Restrictions

The trading prohibitions of this Policy are not the only stock-trading rules and regulations you need to follow. You should be aware of additional prohibitions and restrictions set by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, rules on short swing trading by Section 16 Officers, compliance with Rule 144 under the Securities Act of 1933, as amended, and others). Any Insider who is uncertain whether other prohibitions or restrictions apply should ask our Legal department.

WHEN TRADING IS ALLOWED

To promote compliance with insider trading laws, we have designated periods where Insiders can trade in our securities, which are described below:

Trading Windows and Blackout Periods

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You Can Only Trade in a Trading Window. Insiders are allowed to trade our securities only during a Trading Window period, which opens after the close of trading on the next full trading day following the widespread public release of our quarterly or year‑end operating results and closes at the close of trading on the fifteenth calendar day of the third month of the then-current quarter. For example, if we publicly announce our quarterly financial results after the close of trading on a Monday (or before trading begins on a Tuesday), then the first time an Insider can trade our securities is after the close of market on Tuesday (effectively at the opening of the market on Wednesday for regular trading). However, if we announce quarterly financial results after trading begins on that Tuesday, then the first time the Insider can trade is after the close of market on Wednesday (effectively at the opening of the market on Thursday for regular trading).
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Even During a Trading Window, You Are Not Allowed To Trade While in Possession of MNPI. Even during a Trading Window, you still may not trade our securities if you possess MNPI at that time. An Insider who possesses MNPI during a Trading Window may only trade our securities after the close of trading on the next full trading day

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following our widespread public release of that MNPI.
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You Cannot Trade During a Blackout Period. Even during a Trading Window, our Legal department, at his or her discretion, may designate special trading Blackout Periods that apply to specific individuals or groups of people (including all Insiders) for as long as our Legal department determines. No Insider may trade our securities during any such Blackout Period. Additionally, no Insider may tell anyone that a special Blackout Period has been designated or that one previously was in place because that is confidential information that cannot be disclosed internally or externally.

Permitted Trades Under 10b5‑1 Plans

We allow Insiders to trade in our securities while in possession of MNPI, outside of a Trading Window or during a Blackout Period, only pursuant to a “10b5-1 Plan.”

What Is a 10b5-1 Plan? A 10b5-1 Plan is a written plan for selling or purchasing a predetermined number of shares that is entered into while an Insider is not in possession of MNPI.

Who Can Enter Into a 10b5-1 Plan? We allow any Insider to enter into a 10b5-1 Plan. Because Section 16 Officers and Designated Insiders are more likely than other Insiders to have access to MNPI, we strongly encourage all of our Section 16 Officers and Designated Insiders to establish a 10b5-1 Plan for trading.

How Do I Adopt a 10b5-1 Plan? We have engaged Morgan Stanley to administer our 10b5-1 Plans and any 10b5-1 Plan that you adopt must be adopted through the plan administrator unless otherwise approved by our Legal department. If you are interested in setting up a 10b5-1 Plan, you should consult with our Legal department and make sure that:

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The 10b5-1 Plan complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and this Policy.
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You have certified to our Legal department in writing, no earlier than two business days prior to the date that the 10b5‑1 Plan is formally adopted, that (i) you are not in possession of MNPI, (ii) all trades to be made pursuant to the 10b5‑1 Plan will be in accordance with applicable SEC rules, and (iii) the 10b5‑1 Plan complies with the requirements of Rule 10b5‑1. This certification may be made in an email to our Legal department.
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The first trade under the 10b5-1 Plan does not occur until the opening of the next Trading Window following our Legal department’s approval of the 10b5-1 Plan.
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The 10b5-1 Plan is adopted during a Trading Window and not during any Blackout Period.

An individual may have no more than one 10b5-1 Plan adopted at any point in time

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(i.e., multiple concurrent plans are prohibited).

Approval of a 10b5-1 Plan by our Legal department shall not be considered a determination by us or our Legal department that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1.

How Do I Modify a 10b5-1 Plan? Because the SEC views the modification of a 10b5-1 Plan to be the same as terminating an existing 10b5-1 Plan and entering into a new 10b5-1 Plan, the approval process for modifying a 10b5-1 Plan are similar to those for initially adopting the plan. Once you have an approved 10b5-1 Plan in place, you will need approval from our Legal department to make any changes to it. Because making frequent changes to a 10b5-1 Plan may give the appearance that you are trading on MNPI under the guise of that plan, we will only authorize one modification per year. Changes to a 10b5-1 Plan can only be made during a Trading Window and not during any Blackout Period and when you are not in possession of MNPI. Any changes to your 10b5-1 Plan will be subject to a “cooling off” period, meaning that the first trade under the modified 10b5-1 Plan may not occur until the opening of the next Trading Window following the Legal department’s approval of the modification to the 10b5-1 Plan.

THERE ARE SIGNIFICANT CONSEQUENCES FOR VIOLATING INSIDER TRADING LAWS

The consequences of violating insider trading laws can be severe. For example, people who violate insider trading laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tipper, pay civil fines of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million for individuals and $25 million for entities and serve a prison term of up to 20 years. In addition, individual directors, officers, and other supervisory personnel may also be required to pay significant civil or criminal penalties for failure to take appropriate steps to prevent insider trading by those under their supervision, influence, or control.

CONSEQUENCES OF VIOLATING THIS POLICY

We may impose discipline on anyone violating this Policy, up to and including termination of employment, and we may issue stop transfer orders to our transfer agent to prevent any attempted trades that would violate this Policy.

ADMINISTRATION

The Legal department will administer and interpret this Policy and enforce compliance as needed. The Legal department may consult with the Company’s outside legal counsel as needed. The Legal department may designate other individuals to perform the Legal department’s duties under this Policy.

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Neither the Company nor the Legal department will be liable for any act made under this Policy. Neither the Company nor the Legal department is responsible for any failure to approve a trade or for imposing any Blackout Period.

REPORTING VIOLATIONS

Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or who knows of any such violation by any other Insider, must report the violation immediately to our Legal department. If you want to anonymously submit a concern or complaint regarding a possible violation of this Policy, you should follow the procedures outlined in our Whistleblower Policy. Anyone who violates this Policy may be subject to disciplinary measures, which may include termination of employment.

CHANGES TO THIS POLICY

Our Board reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules, and regulations.

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Exhibit A

Designated Insiders

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All Vice President level employees and above
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All administrative assistants to a Section 16 Officer and Designated Insiders
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All members of the legal function that prepare (or assist with preparing) SEC filings and earnings materials
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All members of the Investor Relations function that assist with preparing earnings releases
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All members of the Disclosure Committee
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All members of the Finance and Accounting and designated functions
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Additional individuals to be listed:

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